Exhibit 99.2

C O R P O R A T E  P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, Chairman and Chief Executive Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Brian Tanquilut, Jefferies

Bill Bonello, Craig-Hallum

P R E S E N T A T I O N

Operator:

Good day and welcome to today’s RadNet Incorporated Fourth Quarter 2014 Financial Results conference call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet Incorporated. You may begin.

Mark Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s fourth quarter and full year 2014 financial results. Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.

This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated and our ability to complete successful refinancing in the future, among others, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31st, 2014, to be filed later today. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it was made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

1

Dr. Howard Berger:

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our fourth quarter and full year 2014 results, give you more insight into the factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

2014 was a breakout year for RadNet in many ways. First, I’ll focus on our financial performance. At the beginning of 2013, we set our original 2014 guidance levels, including revenue and EBITDA, the key performance metrics of our business. Throughout 2014, as we observed better than anticipated performance from our regional operations, we raised our revenue and EBITDA guidance after each of the first, second and third quarters. In the end, our full year 2014 revenue and EBITDA not only significantly exceeded our original expectations, but our revenue even exceeded the high end of our financial—excuse me, of our final revised guidance levels. There were a variety of factors that drove this performance. I’ll start by discussing revenue.

As a backdrop to our revenue discussion, I’d like to remind everyone that going into 2014, we faced approximately $22 million of Medicare reimbursement cuts caused by material changes in Medicare’s 2014 physician fee schedule. Despite this, our 2014 revenue increased over 2% from 2013. There were several reasons of this. First, revenue in 2014 was enhanced by new capitation contracts which we commenced in the second half of 2014, including one with DaVita HealthCare Partners which we announced in July. In all, capitation revenue increased over $11 million in 2014 as a result of the partial year contribution of these newer contracts. Our 2015 guidance, which Mark will discuss later in his prepared remarks, incorporates a full year’s contribution from these newer 2014 contracts, as well as revenue generated from an additional new contract we’ve been ramping up in the first quarter of 2015.

Capitation will remain an important component of our business which serves to support our organic same-center operating model. In general, I believe capitation, which incorporates the assumption of managing of utilization risk, will be a key component of being an effective healthcare provider under the dynamically changing Affordable Health Care Act. We believe RadNet, with our scale, multi-modality approach and geographic clustering, is perfectly positioned to capitalize on this changing contracting landscape. After all, we’ve had a great head start in California where we’ve had over 20 years of capitation experience in the most progressive healthcare contracting market in the United States.

Besides the growth in our capitation business, our strong 2014 revenue performance was also enhanced by largely patient volumes from state and privately managed healthcare exchanges as part of the Affordable Care Act. This was especially the case in California, where approximately 1.4 million Californians enrolled for healthcare under these programs. The increased demand for imaging by these patient populations resulted in incremental procedural volumes and created the need for us to make additional capital investments to expand capacity. In some cases, we were able to replace or add equipment to existing RadNet facilities. In other cases, we have built satellite or adjacent locations to supplement some of our larger multi-modality facilities whose waiting rooms, call centers and patient service coordinators were challenged with unanticipated demand.

With respect to our 2014 EBITDA performance, besides increased revenue about which I just spoke, our 12.1% increase in 2014 EBITDA was also driven by the execution of the 30 million of cost saving initiatives we announced in the fourth quarter of 2013 and commenced at the beginning of 2014. These initiatives were broad-based and included savings from our rollout of voice recognition transcription, renegotiating of purchasing and equipment service contracts, employee staffing efficiencies and changes to benefit programs, efficiencies from a variety of corporate insurance programs, eliminating of lease expenses on equipment we purchased that we were previously renting, among other things. I commend my Management team for its identification in many of these opportunities and its commitment to executing on these programs. We recognize we must continually refine, reengineer and sometimes reinvent the way we do business in order to remain the leader in our industry.

2

Besides our financial performance, 2014 was a seminal year for RadNet in that, for the first time our 30-year history, we expanded our operations in a meaningful way beyond the borders of the United States. Some of you may have seen our recent announcement about our management contract in the Middle East nation of Qatar. In partnership with a prominent equipment manufacturer and a local partner, we won a contract with an initial term of five years from the Ministry of Health in Qatar to manage a national screening program focused on breast and colorectal cancer. Besides taking RadNet outside its traditional borders, the contract is noteworthy in that it is indicative of the fact that our Company and our brand are beginning to be recognized internationally. As in the case of the contract in Qatar, RadNet’s core competency used to manage our own business are able to be leveraged in the form of management services that can be sold to other operators, partners and, in this case, a foreign nation. This opens up a new and seemingly limitless opportunity set for RadNet.

Furthermore, the Qatar opportunity and others that may come about in the future like this are capital light opportunities in that they don’t require us to make material investments in capital equipment or facilities. These opportunities are also not reimbursement dependent and are not subject to the Medicare setting rates or negotiations with private payors.

Second, last week, we announced our most prominent information technology contract since we acquired eRAD. We entered into an agreement to provide eRAD’s radiology information system, or RIS, to Assuta Medical Center, Israel’s largest private medical center with eight locations across the country. In winning this contract, we beat out other leading RIS solutions and will be integrating eRAD with cutting-edge information solutions, including electronic health record system, patient portals and customer relationship management solutions. We are working with Assuta on a go-live date later this year and our association with and endorsement from Assuta has already surfaced other opportunities for eRAD.

The last point I will make about our 2014 performance before I discuss our thoughts on 2015 is that our EBITDA was lower by about $1 million in 2014 because of additional expenses we incurred throughout the year associated with winning the contracts in Qatar and Israel, as well as additional expenses related to our increased presence at the Annual Radiology Convention in Chicago, otherwise known as the RS&A.

Putting 2014 behind us, I have many reasons to remain optimistic and excited about RadNet’s future as we look ahead to the rest of 2015 and beyond. We entered 2015 with momentum in all aspects of our business. We’ve had three straight quarters of same-center procedural volume growth, we’ve spent the better part of the year fine tuning our operations and executing on cost savings and efficiency initiatives, we repaid almost $24 million of debt and produced over $30 million of free cash flow during 2014. We were relatively quiet on the acquisition front, having spent less than $9.5 million on acquisitions. Through our rollout of eRAD, we made great strides in getting all of the RadNet facilities onto a single IT platform. We initiated the concept of selling our core competencies to hospital and health system partners and a foreign nation as part of management services offerings. We signed new capitation agreements and increased our capacity to service large patient volumes in selected RadNet markets. These are all important accomplishments which position us uniquely in our industry for the upcoming quarters and years. Our industry continues to be challenged with reimbursement pressure, utilization controls and the continuing need to reinvest in equipment and facilities to remain competitive and provide the quality patient services possible in today’s delivery system.

Our industry remains ripe with opportunity. We continue to compete with mom-and-pop and smaller freestanding operators, as well as the outpatient departments of local hospitals. The smaller operators have continued to struggle. Their lack of scale and/or their often unhealthy balance sheets have caused many to go out of business or look to be consolidated. Their lack of ability to invest in the latest technologies is causing them to fall behind in quality and service offerings. While local hospitals remain as competitors, the pricing they charge private payors and patients and their much higher cost structure make them less attractive outlets for imaging. Utilization management and private payors are more frequently seeing to direct imaging to freestanding centers and lower cost providers. We believe we are beginning to benefit from these programs of the more progressive payors and I am convinced that there is no rationale for why a hospital may charge a patient or his or her insurance company often three times more for a procedure that would be better served in the freestanding outpatient setting.

3

In 2015, we will continue to be open to making strategic acquisitions that fit our criteria of multi-modality centers in our existing markets at three to four times EBITDA purchase multiples. We will also look to expand and reshape our ventures with hospitals and health system partners like those we recently created with Barnabas Health System and the Kennedy Health Systems in New Jersey. The result of our momentum that we’ve brought into 2015 and our optimism about the quality and number of opportunities we are seeing are reflected in our guidance levels for 2015. Despite what we expect to be a very soft first quarter because of severe winter conditions affecting our mid-Atlantic and Northeast operations, we anticipate overall 2015 increases to revenue, EBITDA and free cash flow. We are also projecting lower cash interest expense as a result of our 2014 refinancing transaction and lower capital expenditures.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our fourth quarter and full year 2014 performance. When he’s finished, I will make some closing remarks.

Mark Stolper:

Thank you, Howard. I’m now going to briefly review our fourth quarter and full year 2014 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our fourth quarter performance. I will also provide 2015 guidance levels, which were released in this morning’s financial results press release. In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-equity—non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taken place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our fourth quarter and full year 2014 results. For the three months ended December 31st, 2014, RadNet reported revenue and Adjusted EBITDA of $185.6 million and $32 million, respectively. Revenue increased $7.2 million or 4.1% over the prior year’s same quarter, and Adjusted EBITDA increased $150,000 or 0.5% over the prior year’s same quarter. For the fourth quarter of 2014 as compared with the prior year’s fourth quarter, aggregate MRI volume increased 9.4%, CT volume increased 16.3% and PET CT volume increased 3.9%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 10.5% over the prior year’s fourth quarter.

In the fourth quarter of 2014, we performed 1,257,539 total procedures. The procedures were consistent with our multi-modality approach, whereby 77.3% of all the work we did by volume was from routine imaging. Our procedures in the fourth quarter of 2014 were as follows: 163,039 MRIs as compared with 149,020 MRIs in the fourth quarter of 2013; 116,384 CTs as compared with 100,082 CTs in the fourth quarter of 2013; 5,888 PET CTs as compared with 5,666 PET CTs in the fourth quarter of 2013; and 972,223 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and other exams, as compared with 883,057 of all these exams in the fourth quarter of 2013.

4

Net income for the fourth quarter of 2014 was $4.2 million or $0.10 per diluted share compared to net income of $1.2 million or $0.03 per share reported for the three-month period ended December 31st, 2014, based upon a weighted average number of shares outstanding of 44.2 million and 39.6 million shares for these periods in 2014 and 2013, respectively. Affecting net income in the fourth quarter of 2014 were certain non-cash expenses and non-recurring items, including $431,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $265,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $468,000 gain on the disposal of certain capital equipment; and $1.3 million of amortization of deferred financing fees and discounts on issuance of debt related to our existing credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense for the fourth quarter of 2014 was $10.2 million. This compares with GAAP interest expense in the fourth quarter of 2013 of $11.2 million. The decline in interest expense was primarily related to our refinancing transaction which we completed at the end of March of 2014, where we repaid our 10.375% senior notes and replaced them with a second lien term loan which carries a lower interest rate. Under the terms of our second lien term loan, we are paying LIBOR plus a spread of 700 basis points with a 1% floor on LIBOR, so effectively, we are paying 8%, a savings of over 200 basis points on what was $200 million of senior notes. When we completed the refinancing transaction, we projected annual cash interest savings to RadNet of approximately $5.1 million. For the fourth quarter of 2014, bad debt expense was 4.6% of our service fee revenue compared with 4.2% for the fourth quarter of 2013.

For the full year 2014, RadNet reported revenue and Adjusted EBITDA of $717.6 million and $126.5 million, respectively. Revenue increased $14.6 million or 2.1% over 2013, and Adjusted EBITDA increased $13.7 million or 12.1% over 2013. For the year ended December 31st, 2014, as compared to 2013, MRI volume increased 4.8%, CT volume increased 8.5% and PET CT volume increased 0.4%. Overall volume, taking into account routine imaging exams, increased 6.4% for the 12 months of 2014 over 2013.

In 2014, we performed 4,815,515 total procedures. The procedures were consistent with our multi-modality approach, whereby 77.6% of all the work we did by volume was from routine imaging. Our procedures in 2014 were as follows: 620,696 MRIs compared with 592,050 MRIs in 2013; 433,943 CTs as compared with 400,027 CTs in 2013; 23,537 PET CTs as compared with 23,448 PET CTs in 2013; and 3,737,339 routine imaging exams as compared with 3,509,965 of all these exams in 2013.

Income before income taxes, excluding the loss on early extinguishment of senior notes related to our refinancing transaction completed in March of last year, was $19.6 million compared to $5.9 million in 2013. This was an increase of $13.7 million or 233%. Net income for 2014, unadjusted for the $15.9 million loss on early extinguishment of senior notes, was $0.03 per diluted share compared to net income of $0.05 per diluted share in 2013, based upon a weighted average number of diluted shares outstanding of 43.1 million and 39.8 million shares in 2014 and 2013, respectively. Affecting net income in 2014 were certain non-cash expenses and non-recurring items, including the following: $2.5 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $1.2 million of severance paid in connection with headcount reductions related to cost savings initiatives; $1.1 million loss on the disposal of certain capital equipment; and $5.7 million of amortization and write-off of deferred financing fees and discounts on issuance of debt related to our existing credit facilities and refinancing transaction.

With regards to some specific income statement accounts, overall GAAP interest expense in 2014 was $42.7 million. Adjusting for the non-cash impacts from items such as amortization of financing fees and accrued interest, cash interest expense was $41.6 million in 2014. This compares with GAAP interest expense in 2013 of $45.8 million and cash paid for interest of $41.8 million. For 2014, bad debt expense was 4.5% of our service fee revenue compared with an overall blended rate of 4.2% for the full year of 2013.

5

With regards to our balance sheet, as of December 31st, 2014, and unadjusted for bond and term loan discounts, we had $597.3 million of net debt, which is total debt less our cash balance. As of year-end 2014, we were drawn $15.3 million on our $101.25 million revolving line of credit and had a modest cash balance. At December 31st, 2014, our accounts receivable balance was $148.2 million, an increase of $14.6 million from year end 2013. The increase in accounts receivable is mainly from increased patient volume and a slightly higher net days sales outstanding, or DSO. Our DSO was 61.5 days at December 31st, 2014, higher by 4.4 days when compared to 57 days as of that date one year ago.

At year-end 2014, our accounts payable and accrued expenses were $97.8 million, which was $8.5 million lower than year-end 2013. Throughout 2014, we repaid $23.9 million of notes and leases payable and had total capital expenditures, net of asset dispositions and sale of imaging center assets and joint venture interest, of $53.2 million. Of this $53.2 million, $41.7 million was paid in cash and we recognized $1.1 million in proceeds from the sale of equipment. It should be noted that over $12 million of our 53.2 million of capital expenditures related to purchasing equipment in the first quarter of 2014 that we previously rented under certain operating lease arrangements.

I will now discuss how RadNet performed relative to our 2014 original and revised guidance levels which we released first upon our fourth quarter and full year 2013 financial results and then as revised upon announcing our third quarter 2014 results. First for revenue, original guidance was 700 to $730 million. We raised that guidance at the end of the third quarter from 730 to $745 million. Our actual results exceeded the guidance range and was $747.4 million. For Adjusted EBITDA, our original guidance range was 110 to $120 million. We increased that at the end of the third quarter to 123 to $128 million. Our actual results were $126.5 million, within the guidance range. For capital expenditures, original guidance was 38 to $42 million. Our revised guidance was 50 to $52 million. Our actual results were $53.2 million. For cash interest expense, original guidance was 30 to $40 million. Our revised guidance was 40 to $42 million and our actual results were $41.6 million. Finally, for free cash flow generation, our original guidance range was from 30 to $40 million, revised to 30 to $36 million after the third quarter and our actual results were $31.7 million. Essentially, we met or exceeded our 2014 financial and operating guidance in virtually all categories.

At this time, I’d like to review our 2015 fiscal guidance levels which we released this morning in our financial results press release. For our 2015 fiscal year, we announced the following guidance ranges: For revenue, our guidance range is between 745 million and $765 million. For Adjusted EBITDA, our guidance range is between $123 million and $133 million. For capital expenditures, our guidance range is between 40 and $45 million. For cash interest expense, our guidance range is between 34 million and $38 million. Finally, for free cash flow generation, our guidance range is between 40 million and $50 million.

As reflected in our guidance, we are optimistic about 2015. Despite pricing cuts to Medicare which we announced last November of approximately $6 million, we are anticipating increased revenue, EBITDA and free cash flow for 2015. We have significant growth drivers built into our plan, including benefiting from capitation contracts we signed in late 2014, revenue from our recently-announced breast disease management program in the nation of Qatar and continuing confidence about our ability to drive same-center procedural volumes. Our refinancing transaction in March of last year will result in lower cash interest expense for 2015 and our capital expenditures will be lower in 2015 than in 2014 as per my comment earlier regarding the approximately $12 million of extraordinary spending in 2014 related to the purchase of equipment we were previously renting. The combination of the lower cash interest expense and capital expenditures will increase our free cash flow in 2015.

As mentioned a few moments ago by Dr. Berger, our guidance also incorporates what we are projecting to be a soft first quarter in 2015 due to the severe winter weather conditions that have existed in the Northeastern and mid-Atlantic parts of the United States through January, February and into March of this year.

I’d like now to turn the call back to Dr. Berger, who will make some closing remarks.

6

Dr. Howard Berger:

Thank you, Mark. I will leave you with some more specifics about where I believe we are headed in 2015. I believe growth will come from four principle initiatives. First, we are in the process of expanding within California to meet patient demand through the construction of three new centers. Although we have not completed many de novo centers over the past several years, we have allocated a portion of our 40 to 45 million capital budget in 2015 for expansion projects to include these new facilities. I would expect us to benefit from the contribution of these new facilities, mainly in the second half of 2015.

Second, we are working on other international management services and information technology projects in the Middle East and elsewhere. This will be a new and exciting avenue for growth opportunities and I’m hopeful we will be able to complete another project like Qatar or the Assuta Health during the year. Having been awarded the contracts in Qatar and Israel, we are building international recognition and a credible track record. We intend to leverage both to build and pursue other international opportunities.

Third, we are exploring new methods of contracting and new types of pay relationships from our Orange County, California Breastlink operations which I believe could create a new paradigm of how breast disease is managed and reimbursed. Payors have been impressed with the effective, low-cost outcomes we’ve been able to demonstrate, particularly around keeping patients out of hospitals and lowering readmission rates. We eventually hope to move payors towards a capitation or RIS-based payment system.

Finally, it would be difficult to discuss growth while ignoring acquisitions as a continuing part of our strategy. Our industry remains challenged and scale and breadth of services continues to allow us to separate ourselves from our competition. We remain one of the only industry players capable of and interested in making acquisitions. As a practice, we don’t knock on doors. Instead, we let industry pressures drive opportunities to us. These opportunities continue to come our way, with activity levels seemingly have accelerated in the latter part of 2014 which we believe are primarily the result of the new Medicare physician fee schedule that was announced in its final form in November. We will remain disciplined in our approach and will always be mindful of our leverage, liquidity and overall business strategy when we identify and evaluate opportunities.

By the way, to those of you that may have thought that I was getting some kind of an endorsement fee from Kellogg’s, I assure you, I have not, although I have added Special K to my diet.

Operator, we are now ready for the question and answer portion of the call. Again, I would like to take this opportunity to thank all our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call. Good day.

Operator:

If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow the signal to reach our equipment. Once again, that’s star, one to ask a question, and we’ll pause for a moment to allow everyone the opportunity.

We’ll go to Brian Tanquilut with Jefferies.

Brian Tanquilut:

Hey, good morning, guys. Howard, congratulations on a good year. The first question for you. So CMS came out with guidelines, or an announcement, you know, in the last few months about CT screening for lung cancer, so I just wanted to hear your thoughts on that and how RadNet is planning to take advantage of that opportunity, or if that is a realizable opportunity for you guys and if you’ve seen any volumes related to that already?

7

Dr. Howard Berger:

Good morning, Brian. Well, I think that this is a good opportunity and a very prudent step for Medicare to acknowledge the potential value and importance of CT lung screening. What we are doing for that is gearing up with what we plan to see as additional CT volume that is somewhat unexpected, meaning that prior to that announcement, CT volume has not had the same kind of growth much like MRI has and other parts of our imaging for a variety of reasons. But I think this somewhat takes the lid off of that and for the population that will qualify for this and I’m certain will be adopted by the private payors, I think this represents a potential large increase of volume for us but which I think will be slow in being adopted in various parts of the country. I would only also be remiss if I didn’t point out that since this now is a CPT code that will be recognized by Medicare in our capitation contracts and to the benefit of those medical groups and payors, we will cover that as part of our capitation agreement with them. So it again shows the benefit of, I think, capitation as a way of not only holding down utilization but benefiting from the long-term increases that we see coming from imaging with the adoption of new technologies.

I think that, by the way, in addition to what part of our cap ex is allocated for in 2015, breast tomosynthesis, will additionally result in some increased volume but which is a little bit hard to predict at this point. I think you might hear from us perhaps after the second quarter what the impact of that has been or more likely what we think it will be as we get more experience with both of these modalities being better embraced and implemented throughout our centers.

Brian Tanquilut:

Got it. Then just to follow up on that last comment, Howard, so as we think about, you know, volume expectations for the year, 2014 you benefited from reform so I just wanted to hear your thoughts on both your same-store views and also how much reform you’re baking into the guidance at this point?

Dr. Howard Berger:

When you say ‘reform’, Brian, what (cross talking)?

Brian Tanquilut:

The (cross talking).

Dr. Howard Berger:

You’re talking about the accountable care (cross talking) and health exchanges, yes.

Brian Tanquilut:

(Cross talking) mm-hmm.

Dr. Howard Berger:

Well, I think again, it varies by region. We are expecting—and that’s why we’ve allocated a nice portion of our cap ex in 2015 towards the new three centers that we’re building here. California is unique, not only in the size of its population but as a result of the adoption of health exchange—the California Health Exchange here and the Affordable Care Act—through the Affordable Care Act in large increases in enrolment which we’re expecting to continue to see the benefit of this year, and that’s part of the reasons why we’re expanding here in California. We’re really not expanding new centers or de novo centers on the East Coast, where I believe the adoption of the Affordable Care Act has not been as prominent as it has been here in California, although I think it has contributed slightly to some of our regions, particularly in Maryland where we have far greater penetration.

8

I think, in addition to these reforms, we’re just getting more and more confident, as Mark had mentioned and I think I had mentioned in some of my remarks, that where I think you might see increased volume from us is—or to us is out of the hospitals. We are getting more and more attraction, we’re getting more and more engaged in conversation with payors throughout our—all of our regions about the need and the desire to start creating relationships, as well as new plans or plan design that will not only encourage the direction out of the hospitals, which are substantially higher in every market that we’re in in their cost, but I believe we’ll also raise an element of consumerism by the payors to address this directly to the enrollees and their physicians to make certain that they understand as this becomes particularly important as the high deductible plans are more and more embraced and people want to make that deductible dollar go further. It seems somewhat senseless that, in that era where the deductibles are increasing to perhaps as much as—on an average of $5,000 a person per year, they can make those dollars go a lot further by being more judicious in their selection of both quality and lower cost alternatives. So I expect to see quite a bit of that in 2015 and that may wind up being a bigger impact, particularly on the East Coast, for improving our volumes in 2015.

Mark Stolper:

Brian, back on your question about volumes and reform, we just saw an announcement fairly recently that the federally-run exchanges, they’re making an extension to the deadline to sign up for 2015 healthcare until April 30th and California just matched that. Originally, the end of the open enrolment period was scheduled to end on February 15th, and so that’s now been extended to April 30th. California is hoping to have, at the end of the enrolment period, 1.7 million people having enrolled in these programs, so we’ll see. You know, if they get to that number, you know, we’re—you know, it gives us confidence and excitement around these new patient populations which really helped drive our same-center performance and growth in 2014, and so that helps us in 2015.

Brian Tanquilut:

Hey, Mark, are you willing to provide your comments on what same-store was—assumed in the guidance?

Mark Stolper:

Yes, sure, and that’s, you know, why we have a $10 million swing in our EBITDA in terms of the low and the high end of the guidance. What we’ve assumed on a same-center basis, if we hit sort of a flat same-center store revenue model. which means that, you know, increases in same-center volume should counteract or fully mitigate any decreases in reimbursement, we’d kind of hit the midpoint of our guidance range. If we get to a point where same-center volume increases more so than pricing decreases, you know, we’d exceed that and we’d get to the point that would get closer to the high end volume. If, for some reason, same-center volumes are challenged, you know, and we always do expect some price erosion in our business, including the $6 million Medicare hit that we’ll be taking in 2015, that would be the reason why we’d be towards the bottom end of our guidance.

9

Brian Tanquilut:

One more quick question for you, Mark. How should I think about debt pay down this year given your comments about M&A?

Mark Stolper:

Sure. Well, as you might remember, in conjunction with our refinancing transaction of our 10.375 senior notes in March of last year, we also amended our first lien term loan to increase the mandatory amortization portion from 1% to 5%, so built into our capital structure is about $20 million of mandatory debt pay down on the first lien in 2015. We’re expecting and anticipating somewhere between 40 and $50 million of free cash flow after cap ex and after cash interest expense in 2015, so you know, we think, in the absence of any M&A events of 2015, we could potentially pay down north of 40 or $50 million of debt. Having said that, you know, there usually is not an absence of M&A in our marketplace, particularly because this is—remains a consolidating industry, an industry that’s under significant utilization and pricing pressure and an industry that’s still very much a cottage industry, you know, of fragmented operators out there. So there will be M&A activity in 2015 as always. It’s just hard to model that out as many of these opportunities are binary in the sense they either happen or don’t happen and, you know, deals come back to life. We’ve all—after they die, and so we always have a pipeline of opportunities that we’re working on but it’s very difficult to predict which ones get to the finish line in the end of the day, so it’s a difficult question to answer.

Brian Tanquilut:

Hey, Mark, one follow-up to that, if you don’t mind. How much acquisitions have you baked into your guidance?

Mark Stolper:

None.

Brian Tanquilut:

Okay, got it. All right, thank you.

Operator:

As a reminder, it’s star, one to ask a question. We’ll go to Bill Bonello with Craig-Hallum.

Bill Bonello:

Good morning, guys. A couple of follow-up questions, thanks a lot. The first one is just, you know, it looks like the midpoint of your guidance assumes that EBITDA margin would be about flat year-over-year. Can you just tell us a bit about the puts and takes on margin this year and what you see longer term as opportunity for margin expansion?

10

Mark Stolper:

Sure. Yes, we did assume flat margins year-over-year. You know, in this business, if you followed the last five, 10 years, we generally have some pricing compression, both from Medicare and/or some of the private payors, although the private payors have been much more stable, and in some cases, we’ve had increases in that book of business, as well as in our capitation business. It’s very difficult to project any type of margin expansion in this business because of the pricing pressure that we see, so we believe that we’re doing a good job or an effective job in managing our operations if we can continue to make our business efficient, as indicated by our $30 million cost savings program that we executed on—in 2014. If we can continue to drive cost efficiencies in our business and that’s good enough to keep up pace with the pricing pressure of our business, I think that that’s a reasonable assumption for us to bake into the future.

Dr. Howard Berger:

Yes. Morning, Bill. It’s Howard.

Bill Bonello:

Good morning.

Dr. Howard Berger:

I think Mark has hit on a point which I think is important. We—in 2014, some of our initiatives were the result of the rollout of our eRAD solution, which gave us lower—more efficiencies and lower cost in things like voice recognition and scheduling and report turnaround time. Some of the initiatives that we have not baked in and which potentially could help margins are continued rollout of our eRAD product into areas which we began looking more closely into once we knew we were able to complete the rollout. By the way, the rollout will be complete pretty much by the end of the second quarter here throughout all 200 and almost 75 RadNet centers. But we’re now looking into other things that we believe can help create efficiencies, with patient portals that will reduce the amount of need that we have for medical records; referral—not referrals, retrievals; things like remote patient scheduling, much like you would with the airlines and hotels, be able to do it yourselves; eligibility that will reduce the amount of time we spend on having to get the patient information regarding co-pays and deductibles, as well as authorizations. Those are programs that we began working on in 2014 and which we began rolling out in late 2014 and will throughout 2015 that we think ultimately will create improvements and lower cost for us at both the—at the center level with things like call centers and medical records. So I think those are places where margin could be benefited, much like it was in 2014, but a little less easily visible and more slowly as we cautiously roll out these very exciting new products in eRAD.

Bill Bonello:

Sure. That’s very helpful. Then on a different topic, Howard, you talked about—a little bit about the payor environment and the opportunity for payors to implement benefit designs that would direct patients or encourage patients to lower cost settings. I’m just curious, have you already seen that kind of benefit design put into place, or is this something that you’re hoping that payors will start to put in place this year perhaps to become effective in the next contracting cycle? And maybe to carry on with that, you know, how widespread do you think this could be, because it seems like one of the biggest untapped opportunities for you is for payors to become more aggressive in trying to utilize low-cost providers?

Dr. Howard Berger:

Yes, I believe this is not just a hope and a prayer. We’re actually in conversation virtually in every market that we’re in with payors in both plan design and methods that will direct patients into the outpatient centers. I think as—what’s happening which I think is getting us much more excited and confident about our business model is that there is a shrinking pool of outpatient providers in the markets that we are in, primarily because of either providers being absorbed with consolidators like us or perhaps even going out of business. As that pool shrinks and the networks narrow, the payors have to become a little bit more circumspect about their willingness to continue to drive the pricing down just because Medicare has set new levels, and what we’re doing is detaching or unbundling ourselves from the Medicare fee schedule with virtually every payor that we have and talking about the need for perhaps even better reimbursement or certainly at least a more conscious effort on their part to direct it away from hospitals, which they are now reluctantly admitting are severely more expensive to their patient population, and I think this becomes, as I mentioned earlier, a result of their recognition of the higher deductible and the change in plan.

11

So some of the plan design has come about not as a result of any great wisdom at the payor level but simply by the consumer choosing the higher deductible and trying to keep their cost down, which has then resulted in their becoming more engaged and the payors being a little bit more sensitive to the need to make that deductible dollar go further. Everybody benefits in that situation.

Bill Bonello:

Excellent. Great, thanks. Then if I can just ask one last question, you touched on very quickly when you were talking about growth drivers, you know, breast tomosynthesis, and that’s something you highlighted on the last conference call. Could you just give us a sense of where you’re at there in terms of implementation and maybe where you expect to go?

Dr. Howard Berger:

Yes. Built into our budgets this year will be probably somewhere, at least 10 to 20 tomosynthesis units at a minimum throughout all of our markets. There isn’t a market that we’re in where we aren’t getting asked and where we see the benefits of doing tomosynthesis. What we’re really trying to determine and which the new fee schedule—now that tomosynthesis has become a new CPT code, what we’re really trying to determine is the appropriateness of when to do tomosynthesis and what the patient cost or experience will be with that. So there—you know, we will do in 2015 over—of the five million plus exams that we’ll do, probably close to a million of those exams will be mammography, which we have to determine in any given, you know, market where the demand for tomosynthesis will be the greatest, both—not only from the patient request but from where we think it enhances the overall clinical care. So I would say that we’re likely to spend—of our 40 to 45 million in cap ex, I would imagine somewhere between 5 and 10 million of that will be for breast tomosynthesis. I think part of our ability to make those dollars go further is our leverage with being a large purchaser of these systems and getting, I think, better pricing on that than the average operator out there.

Bill Bonello:

Thank you very much.

Dr. Howard Berger:

Yes, thank you, Bill.

Operator:

As a reminder, it’s star, one to ask a question. It appears we have no further questions at this time. I’d like to turn the conference back over to today’s speakers for any additional or closing remarks.

Dr. Howard Berger:

Thank you all for your participation today and we look forward to the next earnings call for the first quarter of 2015.

Operator:

This does conclude today’s conference. Thank you for your participation.

12